Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SOS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares	Other	52,000,000	$0.062	$3,224,000	0.00014760	$475.86
Total Offering Amounts					$3,224,000		$475.86
Total Fee Offsets							—
Net Fee Due							$475.86

(1)	These shares may be represented by the Registrant’s American Depository Shares (“ADSs”), each of which represents ten Class A ordinary shares, par value $0.005 per share (“Class A Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under separate registration statements on Forms F-6 (File Nos. 333-261292, 333-217079, and 333-252791).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2024 Equity Incentive Plan (the “Plan”). The amount to be registered represents shares available for future issuance under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($0.0640 and $0.0605, respectively) of SOS Limited’s ADS, as quoted on the New York Stock Exchange on September 19, 2024 divided by 10, the then Class A Ordinary Share-to-ADS ratio.